Exhibit 4.34
English Translation for Reference
SETTLEMENT AGREEMENT
(SHAREHOLDERS AGREEMENT)
This Settlement Agreement (this “Agreement”) is entered into by and among the following parties on March 24, 2011, in Beijing City.
Party A: Guangdong Meidiya Investment Co., Ltd.
Address: Room 603, Xiangkang Commercial Building, No. 11 Sanyuanli Boulevard, Baiyun District, Guangzhou
Party B: Keping Lin
ID No.: 432901195707202037
Address: Unit 5, Shiji JInyuan International Appartment, No. 69 Banjing Road, Haiding District, Beijing
Party C: Beijing Fanhua Datong Investment Management Co., Ltd.
Address: 22/F, Dacheng Building, No. A127, West Avenue of Xuanwumen, Xicheng District, Beijing
The three parties mentioned above are referred to collectively as the “Parties”.
WHEREAS:
1.
Party C (or “Datong Investment”) is a limited liability company jointly invested by Party A and Party B and duly incorporated under the laws of the People’s Republic of China (the “PRC”) on July 8, 2008, with a registered capital of RMB20 million, of which RMB11 million were contributed by Party A, representing 55% of the equity interests in Datong Investment, and RMB9 million were contributed by Party B, representing 45% of the equity interests in Datong Investment;

2.	Party A and Party B have executed several agreements (“Original Shareholders Agreements”) in respect of the rights and obligations between Datong Investment and Party A and Party B;
3.
Party A intends to transfer all of its 55% equity interests in Datong Investment to Beijing Min Si Lian Hua Investment Management Co., Ltd. (“Min Si Lian Hua”) (“Equity Transfer”), and Min Si Lian Hua agrees to acquire the said equity interests;

4.
CISG Holdings Ltd., the affiliated company of Party A, Winner Sight Global Limited, the affiliated company of Min Si Lian Hua, and other related parties execute a SHARE PURCHASE AGREEMENT (“Offshore Agreement”) on the date hereof in respect of the transfer by CISG Holdings Ltd. of its equity interests in Datong International Holdings Limited to Winner Sight Global Limited.

NOW, THEREFORE, the Parties hereto agree to enter into this Agreement as follows for mutual observance:
Article 1 Current Account
The Parties hereto unanimously agree that Party A and Party B shall guarantee to settle all the current accounts between Party A and its affiliated companies, and Datong Investment and its affiliated companies before the closing of the Equity Transfer.

Article 2 Return of Security Deposit
Pursuant to the Original Shareholders Agreements, Party B has provided a security deposit of RMB180 million to Party A as the guarantee for its operating result. As of the date of this Agreement, Party A has returned part of the security deposit to Party B in an amount of RMB106.3 million in accordance with the standards of operating result as specified herein. In respect of returning the remaining security deposit of RMB73.7 million, the Parties agree unanimously as follows:
1.
Party A shall return RMB69.7 million in the remaining security deposit to the account designated by Party B after receiving the full payment made by Min Si Lian Hua with respect to the Equity Transfer; the security deposit of RMB4 million shall be returned to the account designated by Party B within ten (10) working days upon the completion of the 2010 annual audit of CNinsure Inc., the affiliated company of Party A, or on May 31, 2011, whichever is earlier.

2.	Party B and Party C undertake as follows:
(1)	to fully cooperate with CNinsure Inc, the affiliated company of Party A, in preparing for the 2010 annual audit on Datong Investment and its subsidiaries;
(2)	to fully cooperate with the auditors engaged by CNinsure Inc., the affiliated company of Party A, in completing the 2010 annual audit on Datong Investment and its subsidiaries;
(3)	to provide Party A with the financial statements of Datong Investment and its subsidiaries for January 2011 for its review.
Article 3 Termination of the Obligation to Make Capital Reserve
In accordance with the Original Shareholders Agreements, Party B undertakes unilaterally to invest an additional RMB20 million to Datong Investment as capital reserve. The Parties hereto unanimously agree that the obligation of Party B to make capital reserve of RMB20 million to Datong Investment as set forth in the Original Shareholders Agreement shall be terminated in all aspects upon the effectiveness of this Agreement, and Party B shall cease to have any obligation to make capital reserve of RMB20 million to Datong Investment.
Article 4 Profits Distribution
1.
The Parties hereto unanimously agree that Datong Investment shall pay RMB10 million to Party A as dividend distribution and shall make such payment to Party A before December 31, 2012. Notwithstanding the foregoing, Datong Investment did not distribute and will not distribute any dividends to Party A, and Datong Investment bears no obligation to distribute dividends to Party A in the past or in the future.

2.
The Parties hereto further agree that if Datong Investment, Datong International Holdings Limited and its subsidiaries raise funds through issuing shares publicly or by private placement before December 31, 2012 (not including any funds raised through equity financing or by the issuance of shares in any form in connection with the incentive of staff) and the raised fund is more than USD15 million, Datong Investment shall distribute the dividend of RMB10 million to Party A within 10 working days after the raised fund has been transferred to the accounts of Datong Investment, Datong International Holdings Limited and its subsidiaries.

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3.
In accordance with the Original Shareholders Agreements, Party A shall be entitled to all consolidated net profits (book value) of Datong Investment from January 1, 2009 to December 31, 2012, and 80% of its consolidated net profits (book value) for the year 2013. Meanwhile, Party B shall assume all losses incurred by Datong Investment from January 1, 2009 to December 31, 2013, and shall be entitled to 20% of the consolidated net profits (book value) of Datong Investment for the year 2013. The Parties hereto unanimously agree that the aforementioned shall be terminated in all aspects as of the date of the effectiveness of this Agreement.

Article 5 Video Equipment
The Parties hereto unanimously confirm that Datong Investment will cease to use any video equipment provided by the affiliated company of Party A, Fanhua XinLian Information Technology Consulting (Shenzhen) Co., Ltd., to Datong Investment and its subsidiaries/branches (for the list of video equipment, please refer to Exhibit 1 of this Agreement). Party B guarantees that Datong Investment and its subsidiaries/branches shall hand over all video equipment to the affiliated company of Party A before February 28, 2011.
Article 6 Non-solicitation
The Parties unanimously agree that to maintain a good competitive market environment, none of the Parties shall, as of the date of this Agreement and within one year thereafter, directly or indirectly solicit the officers, employees, sales agents of the other Party as its own officers, employees, sales agents, or induce, intend to induce the aforementioned persons to terminate their employment with the other Party. However, such restriction shall not preclude any Party from recruiting employees through general recruitment advertisements targeting at non-specified persons (which mean the advertisements which do not directly target at the officers, employees and sales agents of the other Party).
Article 7 Confidentiality
The Parties hereto agree that they shall at all times keep confidential this Agreement and any matters in connection with this Agreement, unless with proper causes.
Article 8 Effectiveness
This Agreement shall become effective on the closing date of the Offshore Agreement.
Article 9 Miscellaneous
This Agreement is an agreement entered into by and among Party A, Party B Party C (i.e. Datong Investment) and their respective affiliates for the purpose of settling the problems between Party A and Party B (as the original shareholders of Datong Investment) when Party A transfer its equity interests in Datong Investment to Min Si Lian Hua. Unless otherwise provided in this Agreement, all the rights and obligations set forth in all documents, such as shareholders agreement, supplementary agreements, agreements and undertakings, executed by and bound upon the Parties hereto and their respective affiliates prior to the execution hereof, shall, if not performed, cease to be performed and, if being performed, be terminated automatically. The Parties hereto agree to engage in further negotiations on issues not mentioned herein, and enter into a supplemental agreement, after the execution of this Agreement.

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Article 10 Counterpart
This Agreement is made in four originals. Each Party and Min Si Lian Hua shall keep one original. Each original shall have equal legal effect.
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SIGNATURE PAGE
IN WITNESS WHERROF, the Parties have executed this Agreement on the date first written above.
Guangdong Meidiya Investment Co., Ltd. (Chop)
Legal Representative (or Authorized Representative): /s/ Qiuping Lai
Keping Lin: /s/ Keping Lin
Beijing Fanhua Datong Investment Management Co., Ltd. (Chop)
Legal Representative (or Authorized Representative): /s/ Keping Lin

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